EXHIBIT D
                             CSW International, Inc.
                               Statement of Income
                     For the Quarter Ended December 31, 1996
                                   (Unaudited)
                                    ($000's)


Income:

            Sales                                      $    526,278
            Interest Income                                   4,873
            Other Income                                      3,256
                                                        -----------

Total Income                                                534,407


Expenses:

            Cost of Goods Sold                              370,753
            Other Expenses                                   52,045
            Depreciation and Amortization                    22,852
            Interest Expense                                 33,136
            General and Administrative Expenses               2,169
                                                        -----------

Total Expenses                                              480,955

Taxes                                                         1,080

Net Income                                             $     52,372
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